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Exhibit 15.3

ANNUAL REPORT
ON CORPORATE GOVERNANCE

        Set out below is a description of the corporate governance framework adopted by Luxottica Group S.p.A. ("Luxottica"). The framework of rules and procedures applies equally to Luxottica and all companies reporting to it and forming part of its group (the "Group") and is designed to ensure that all companies in the Group are appropriately managed and controlled. This report has been prepared in compliance with the relevant directions and recommendations of Borsa Italiana Spa and also takes into account the provisions of the guidance note issued by Assonime and Emittente Titoli Spa. in March 2004 ("Guida alla compilazione della relazione sulla corporate governance").

I.    INTRODUCTION

  1.
  Luxottica, a world leader in ophthalmic eyewear, implements its business strategy via subsidiaries based in the many different countries in which it operates. The business strategy is the same throughout the Group.

  2.
  The Group has a presence in over 40 countries and comprises more than 150 companies worldwide. Its business operations, in terms of sales and personnel, are particularly significant in Europe, North America, Australia and Asia.

  3.
  Luxottica is listed on both the NYSE and the Milan Stock Exchange, and must therefore comply with the requirements applicable to companies listed on these exchanges and, in particular, with the provisions issued by both the SEC and Consob.

  4.
  With the objective of delivering overall profits and sustainable results for the Group as a whole, Luxottica manages and co-ordinates the activities of all companies in the Group, whether directly or indirectly controlled.

  5.
  The following business tools are used to ensure that the Group is subject to the direction of a single managing entity:

    •
    the preparation and approval of business plans and sales forecasts;
    •
    the preparation and approval of budgets and the identification of specific targets to be achieved and projects to be implemented;
    •
    the establishment of rules providing for the communication of certain information necessary for the effective management and control of the Group;
    •
    the requirement that certain significant transactions be approved by the Board of Luxottica (e.g., acquisitions and disposals);
    •
    the implementation of certain financial policies across the Group (e.g., indebtedness tests and cash investment criteria);
    •
    the establishment of central group services (e.g., legal, human resources) which provide professional support and advice for all companies in the Group;
    •
    the adoption of codes of conduct which apply to the entire Group;
    •
    the specification and adoption of common organizational structures; and
    •
    the adoption of guidelines on the composition and operation of the boards of directors, including authority levels, for all companies within the Group. These guidelines are consistent throughout the Group.

        Luxottica's corporate governance framework is designed to apply to the entire Group and has been devised on the basis of the mutually compatible recommendations made by Borsa Italiana, Consob, the SEC and the NYSE and in compliance with the highest standards of Corporate Governance.

        The Corporate Governance framework is based on five key principles:

  1)
  a set of clearly defined, acknowledged and shared values;

  2)
  the central role played by Luxottica's Board of Directors;
  3)
  the efficacy and transparency of management decisions;
  4)
  the adoption of an appropriate and workable internal control system; and
  5)
  the adoption of a set of rules governing potential conflicts of interests.

        As far as the first principle is concerned, the values laid down in the Group's Ethical Code commit all those working for the Group to ensuring that all of the Group's activities are carried out: in compliance with all relevant laws; within a framework of fair competition; with honesty, integrity and propriety; and, respecting the legitimate interests of shareholders, employees, customers, suppliers, sales and financial partners as well as of the communities in which the Group operates.

II.    BOARD OF DIRECTORS

Role and Duties

        The Board of Directors plays a central role in Luxottica's corporate governance framework.

        It is duly authorized and responsible for guiding and managing the entire business, maximizing shareholder value and ensuring that the expectations of other stakeholders are met.

        To this end, the Board approves all matters intended to implement the Group's strategy, except for those matters which, pursuant to the by-laws of the Shareholders' Meetings, are expressly required to be dealt with at a Shareholders' Meeting, or which, pursuant to the by-laws of the company in question, are expressly required to be dealt by it.

        By virtue of a resolution dated 27th July 2004, the Board of Luxottica resolved that certain significant matters may only be approved by it, such as:

  •
  the corporate governance rules and guidelines for the internal control of the entire Group;
  •
  the Group's organizational structure, including whether its organizational, administrative and accounting structures are appropriate;
  •
  the business, investment and development strategy for the entire Group, based on the proposals submitted by the Managing Director;
  •
  financial commitments and loans of a duration in excess of twelve months;
  •
  the budgets of all companies within the Group;
  •
  the periodical reports of all companies within the Group;
  •
  stock incentive schemes proposed at Shareholders' Meetings;
  •
  the remuneration criteria for senior management; and
  •
  all transactions having significant economic, P&L or financial impact, including: agreements of a strategic nature with an economic value in excess of 30 million Euros or which involve a liability lasting for more than three years; acquisitions or disposals of interests in companies or real estate with a value in excess of 2 million Euros; and, the issue of securities to third parties with a value in excess of 15 million Euros.

Appointment

        The current Board of Luxottica was appointed by resolutions passed at the Shareholders' Meetings held on 25th June 2003 and 14th September 2004 respectively. The resolutions were based on the company by-laws currently in force, which do not contain a mechanism for list voting.

        The proposing shareholders made the CVs of the individual candidates available to the meeting, in order to enable shareholders to make an informed decision in respect of their voting rights.

        All Directors appointed to the Board have the appropriate professional qualifications and experience required to perform their duties efficiently and effectively.

Composition

        On 14th September 2004, the Shareholders' Meeting established that there would be twelve members of the Board.

        The current Board will remain in office until the financial statements for the fiscal year 2005 are approved, and comprises the following Directors:

Mr. Leonardo Del Vecchio	Chairman and Member of the Human Resources Committee
Mr. Luigi Francavilla	Deputy Chairman
Mr. Andrea Guerra	Chief Executive Officer and Member of the Human Resources Committee
Mr. Tancredi Bianchi	Member of the Internal Control Committee
Mr. Mario Cattaneo
Mr. Roberto Chemello
Mr. Enrico Cavatorta
Mr. Claudio Del Vecchio
Mr. Sergio Erede
Ms. Sabina Grossi	Member of the Human Resources Committee
Mr. Gianni Mion	Chairman of the Human Resources Committee
Mr. Lucio Rondelli	Chairman of the Internal Control Committee and member of the Human Resources Committee

        The Chief Executive Officer is also a member of Luxottica's staff.

        Set out below is a list of the positions held by each of the Directors in other listed companies as well as in finance, banking, insurance and/or significant unlisted companies.

Mr. Leonardo Del Vecchio
President of Beni Stabili S.p.A, Luxottica s.r.l.; sole director of La Leonardo Fianziariaria s.r.l. and Delfin s.r.l.; director of Sunglass Hut International Inc. and Luxottica US Holdings Corp.

Mr. Luigi Francavilla
Vice-President of Luxottica s.r.l.

Mr. Andrea Guerra
President of OPSM Group Limited; director of Cole National Corporation

Mr. Enrico Cavatorta
Member of the Board of Directors of Luxottica s.r.l., Cole National Corporation and OPSM Group Limited

Mr. Roberto Chemello
Chief Executive Officer of Luxottica s.r.l.; President of Avant Garde Optics LLC; director of Sunglass Hut International

Mr. Tancredi Bianchi
President of Fondo Immobiliare Polis Sgr

Mr. Mario Cattaneo
Member of the Board of Directors of Eni Spa, Unicredito Italiano S.p.A., Banca Lombarda S.p.A. and Fin. Bansel S.p.A.; Chairman of the Board of Directors of CBI Factor S.p.A.

Mr. Claudio Del Vecchio
Chairman and Chief Executive Officer of Retail Brand Alliance Inc.; Chief Executive Officer of Luxottica US Holdings Corp.; Executive Vice-President of Avant Garde Optics LLC; director of Lenscrafters Inc.

Mr. Sergio Erede
Member of the Board of Directors of Autogrill S.p.A., Carraro S.p.A. and Marzotto S.p.A.; Chairman of the Board of Directors of Interpump Group S.p.A. and Galbani S.p.A.

Mr. Lucio Rondelli
President of Assiparos GPA, director of Spafid

Mr. Gianni Mion
Chief Executive Officer of Edizione Holding S.p.A.; member of the Board of Directors of Benetton Group S.p.A., Autogrill S.p.A., Autostrade S.p.A., Olimpia, Telecom Italia, Telecom Italia Media, Telecom Italia Mobile and Banca Antonveneta

Independent Directors

        Based on the criteria specified by Borsa Italiana and the SEC, in the light of the declarations made by the members of the Board of Directors, four out of twelve are considered to be independent: Messrs. Tancredi Bianchi, Mario Cattaneo, Gianni Mion and Lucio Rondelli.

Executive Directors

        On 27th July 2004, the Board accepted the wish of both the Chairman and the Deputy Chairman to relinquish their operational responsibilities and authority. The Chairman now retains only those functions reserved to him at law and pursuant to Luxottica's by-laws, as well as the supervision of the Internal Control Committee.

        On 14th September 2004, the Board reappointed Mr. Leonardo del Vecchio as Chairman of the Company, Mr. Luigi Francavilla as Deputy Chairman and Mr. Andrea Guerra as Chief Executive Officer.

        The Chairman, despite his lack of operating authority, continues to be considered as an executive director because of his commitment to Luxottica and his involvement in all principal strategic decisions.

        The Chief Executive Officer, Mr. Andrea Guerra, has full day to day authority in respect of Luxottica. His authority is set out in the resolutions made and the guidelines issued by the Board, although it does not extend to those powers reserved to the Board either at law, by the company by-laws or by Board resolutions. His authority is also subject to an overriding limit in respect of decisions or activities which would exceed a certain value threshold.

        The Chief Executive Officer has granted power of attorney to three Directors, Mr. Enrico Cavatorta, Mr. Roberto Chemello and Mr. Luigi Francavilla enabling them to execute transactions below a certain value threshold.

        Mr. Luigi Francavilla, Deputy Chairman, and Messrs. Roberto Chemello and Claudio Del Vecchio, Directors, hold positions which involve extensive operational authority in commercially significant companies within the Group.

        The Board therefore includes six Executive Directors: Messrs. Leonardo Del Vecchio, Andrea Guerra, Enrico Cavatorta, Luigi Francavilla, Roberto Chemello and Claudio Del Vecchio.

Non-Executive and Non-Independent Directors

        In the light of the declarations made, two of the Directors, Mr. Sergio Erede and Ms. Sabina Grossi, are considered to be non-executive and non-independent directors.

Directors' Fees

        Directors' fees are approved by the Shareholders' Meeting.

        To the extent that the fees payable to Directors performing special roles and the apportionment of the aggregate fees to be paid to each of the individual members of the Board is not determined by the Shareholders' Meeting, such matters are decided by the Board after having heard the opinions of both the Human Resources Committee and the Board of Statutory Auditors.

Human Resources Committee

        On 27th October 2004, the Board of Directors set up a Human Resources Committee comprising five of its members, the majority of whom are non-executive directors (Messrs. Leonardo Del Vecchio, Sabina Grossi, Andrea Guerra, Gianni Mion and Lucio Rondelli). The Human Resources Committee has an investigative, advisory and proposal-making function which includes:

  •
  recommending the aggregate fees payable to the Directors as well as the remuneration criteria for top management throughout the entire Group;
  •
  reviewing employee incentive schemes for the Group; and
  •
  recommending the management structure and authority levels for the more significant subsidiaries.

III.    THE INTERNAL CONTROL SYSTEM

        The internal control system is embodied in a set of procedures which apply to all activities. The relevant procedures are set out in formal manuals that are updated and circulated within the Group.

        The Board of Directors assesses and determines the internal control system by taking account of the views and reports made by those individuals, departments and committees tasked with ensuring that the organizational, administrative and accounting structure is appropriate to the Group's nature and size. This process is in compliance with the provisions of Art. 2381 of the Italian civil code.

        To this end, the Board consults the Internal Control Committee as well as the Director of Internal Audit and the Internal Auditing Department. When established, it will also consult the "Supervisory Body" which is being set up based in accordance with the organizational model set out in Act No. 231/2001.

        The supervisory and control duties reserved to the Board of Statutory Auditors at law remain unprejudiced, as does the requirement of Italian law that an external auditing company must be appointed to audit the Group's accounts.

Internal Control Committee

        The committee comprises three independent directors; at the moment only two of them (Messrs. Tancredi Bianchi and Lucio Rondelli) have been appointed by the Board.

        It has an investigative, advisory and proposal-making function, concentrating on:

  •
  (i) assessing the suitability of the internal control system; (ii) the activities of the Director of Internal Audit; (iii) the proper use of accounting principles in conjunction with the Group's administration managers and auditors; and (iv) the findings of the Internal Auditing Department; and
  •
  the performance of any additional tasks assigned to it by the Board, such as checking whether the Ethical Code has been duly circulated and enforced and the evaluation of the external auditors in conjunction with the Board of Statutory Auditors.

        The Internal Control Committee reports to the Board at least twice a year.

Director of Internal Audit

        The Director of Internal Audit is responsible for ensuring that the Group's system of internal control is both appropriate and effective as well as suggesting any improvements or changes that may be required. Reporting to the Chairman, the Director of Internal Audit also accounts to the Chief Executive Officer, the Internal Control Committee and the Board of Statutory Auditors.

Supervisory Body pursuant to Act No. 231/2001

        It is intended that existing procedures will be supplemented as soon as possible by the creation of a "Supervisory Body" responsible for reducing and eliminating the risk of potential misconduct by employees and consultants. In accordance with Act No. 231/2001, it will be liable for companies within the Group operating in Italy.

        The Supervisory Body will be composed of the Director of Internal Audit, the Director of Legal Affairs and the Director of Human Resources.

        It will report to the Board of Directors, the Internal Control Committee and the Board of Statutory Auditors and will be provided with appropriate resources to perform its tasks.

Board of Statutory Auditors

        The Board of Statutory Auditors was appointed by the Shareholders' Meeting on 25th June 2003 and will remain in office until the financial statements for fiscal year 2005 are approved. It comprises three regular statutory auditors:

        Messrs. Giancarlo Tomasin, Chairman, Walter Pison and Mario Medici.

        Alternate auditors are Messrs. Giuseppe Tacca and Mario Bampo.

        According to the by-laws of Luxottica, statutory auditors are appointed by list vote.

        As provided for by the Italian regulations applicable to listed companies, the Board of Statutory Auditors supervises: the observance of law as well as company by-laws; compliance with proper management principles; appropriateness of the company's organizational structure and internal control system; and, the suitability and reliability of the accounting system.

        The Board of Statutory Auditors reports to the Shareholders' Meeting in respect of the three-year audit assignment granted to external auditors.

*  *  *  *

        As permitted by the SEC pursuant to rule 10A3, the Board of Directors, in its meeting held on 28th April 2005, nominated the Board of Statutory Auditors as the appropriate body to act as the "Audit Committee", as defined in the Sarbanes Oxley Act and SEC regulations. Consistent with the SEC regulations, Sarbanes Oxley and Italian regulations, it is primarily responsible for:

  •
  assessing the proposals made by auditing companies in their bid to win auditing assignments;

  •
  supervising the conduct of the external auditors appointed to audit the accounts of the Group and to provide related advice and assistance;

  •
  recommending ways of resolving any disputes between management and the external auditors in respect of financial reporting; and

  •
  approving the procedures for authorizing allowable non-audit services and advising the Board on the granting of assignments for allowable non-audit services to the external auditors.

        The Board of Statutory Auditors will carry out the above functions from the Fiscal Year 2006 and will be provided with appropriate authority and resources to properly perform the relevant tasks.

        The Board of Directors, on 28th April 2005, resolved that "within the scope of the tasks assignable by the Board of Directors" from 31st July 2005 until the date in which the Shareholders' Meeting appoints a new Board of Statutory Auditors in fiscal year 2006, the functions of the Audit Committee will be performed by the Internal Control Committee which, following the appointment of another independent director as member of the same, will be composed of three members. The new Board of Statutory Auditors will be appointed at the Shareholders' Meeting in accordance with the list voting mechanism set out in Luxottica's by-laws.

External Auditor

        An external auditing company, registered in the register of certified public accountants, appointed at the Shareholders' Meeting is entrusted with auditing activities.

        The current auditing company is Deloitte & Touche, whose assignment will be terminated when the financial statements for fiscal year 2005 are approved.

IV.    CODES OF CONDUCT AND PROCEDURES

        Codes of conduct and other similar procedures designed to ensure that all activity is conducted in accordance with the principles of transparency, fairness and loyalty underpin the Group's Corporate Governance framework.

ETHICAL CODE

        The Group's Ethical Code identifies the values supporting all business activity, and is continuously reviewed and updated to take account of suggestions made in the context of US and other relevant rules.

        The Ethical Code currently in force was approved by the Board on 4th March 2004 and was circulated throughout the Group.

CODE OF CORPORATE GOVERNANCE PRACTICE

        The Group conducts its activities in accordance with the principles contained in the Ethical Code and in Borsa Italiana's Codes of Corporate Governance Practice.

        The provisions of the Code of Corporate Governance Practice are summarized in tables prepared in compliance with the directions of Borsa Italiana, Assonime and Emittente Titoli SpA.

PRINCIPLES GOVERNING TRANSACTIONS WITH RELATED PARTIES

        The prior consent of the Board is required in respect of any material related party transactions, including intercompany transactions.

        Any Director who has an interest in a given transaction must notify the Board and the Board of Statutory Auditors, specifying the nature, terms, origin and significance thereof.

        The Board is required to justify the approval of such transactions, for instance with cost-effectiveness for Luxottica and/or the Group.

        The Director concerned, although entitled to vote, usually abstains from doing so.

        In the case of intercompany transactions, there must be an economic benefit to Luxottica or the Group as a whole, whether direct or indirect, in order to be deemed to be in the company's interests.

        The Board may, in certain cases, seek the advice of one or more independent and competent experts in respect of the terms and conditions, lawfulness, and technical aspects of the proposed transaction.

CODE OF CONDUCT CONCERNING INTERNAL DEALING

        The Code on Internal Dealing approved by the Board of Directors provides detailed rules applicable to the trading in financial securities by persons who have access to relevant confidential information. The rules relate not only to behavior but also to the protection and control of confidential information.

        The following are considered to be "relevant persons":

  •
  Luxottica's Directors and Statutory Auditors;

  •
  the division/department heads reporting directly to the Chairman, the Deputy Chairman and the Chief Executive Officer; and

  •
  the Chief Financial Officer, the Chief Accounting Officer and the Chief Operating Officer of the retailing division of North America and the Exec. Vice President of North America.

        Any "relevant person" trading in financial securities issued by Luxottica must give the market written notification of having done so.

        In the case of the trade having a counter-value in excess of euro 50,000 but less than or equal to euro 250,000, notification must be made by the relevant persons within five working days following the end of the quarter in which the trade was made.

        In the case of a trade having a counter-value in excess of euro 250,000, notification must be made with no delay and in any case by the second open market day following the trade.

        The Code on Internal Dealing includes certain black-out periods in which trading is not permitted as well as a system punishing any breaches of the Code.

HANDLING OF CONFIDENTIAL INFORMATION

        Confidential information is handled by the Chief Executive Officer, the Director of Administration and Financial Control and the Director of Investor Relations, based on strict internal procedures for the handling and disclosure of price-sensitive information to the market.

GRANT OF ASSIGNMENTS TO AUDITING COMPANIES

        US regulations provide that either the Audit Committee or an equivalent body under country specific rules must approve the services of external auditors.

        The Internal Control Committee and the Board of Statutory Auditors are currently determining the procedure which will apply to the grant of assignments to external auditors. The procedures will be put in place as soon as possible and will be in line with Italian and US regulations, without prejudice to the independence of the external auditors.

        Luxottica's auditors are the main auditors for the entire Group.

        The grant of auditing and accounting assignments to the Group's external auditors is permitted.

        The grant of assignments to external auditors in respect of non-auditing services must be approved in advance by the Board having taken into account the views of the Internal Control Committee and of the Board of Statutory Auditors.

V.    INVESTOR RELATIONS

        An investor relations team, reporting directly to the Chief Executive Officer, is dedicated to relations with the national and international financial community, investors and financial analysts, the media and the market.

        The relevant documents concerning corporate governance can be found at www.luxottica.com, and may also be requested via e-mail.

        Information concerning periodical reports and any significant events/transactions is promptly circulated to the public as well as being published on www.luxottica.com.

May 2005

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ANNUAL REPORT ON CORPORATE GOVERNANCE
I. INTRODUCTION
II. BOARD OF DIRECTORS
III. THE INTERNAL CONTROL SYSTEM
IV. CODES OF CONDUCT AND PROCEDURES
V. INVESTOR RELATIONS